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Exhibit 2.16

                               ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made and entered into this 17th day of December, 1997, by and among VINCI, INC., a Nevada corporation ("Seller"), RONALD C. VINCI (the "Shareholder") and SAHARA IMPORTS, INC., a Nevada corporation ("Buyer").

                                       RECITALS

     A. Seller is the owner and operator of a Honda motor vehicle sales and service dealership (the "Dealership") located at 1700 E. Sahara, Las Vegas, Nevada and operates the Dealership under the name "Las Vegas Honda" in accordance with a dealer sales and service agreement with American Honda Motor Co., Inc. ("Honda").

     B. Shareholder owns the premises (the "Premises") on which the Dealership is located. Seller leases the Premises from Shareholder. Seller and Shareholder have agreed to terminate their lease at Closing (hereinafter defined). Shareholder has agreed to lease the Premises to Buyer under a lease in substantially the form of Exhibit "A" (the "Lease").

     C. Subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase and receive from Seller, and Seller desires to sell to Buyer, the right to operate the Dealership and certain assets used in, arising from or related to the operation of the Dealership.

                                      AGREEMENT

     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

     1. ASSETS PURCHASED. Subject to and upon the terms and conditions hereof, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, the following described assets (the "Assets") at Closing:

          (a) FIXED ASSETS. All tangible personal property of Seller used in the operation of the Dealership (the "Fixed Assets"), including (without limitation) signage, machinery, tools and equipment, furniture, computers, office equipment, telephone systems, parts books, equipment records, and leasehold improvements. The Fixed Assets will be set forth on Schedule 1(a) and shall be adjusted to include those items acquired by Seller and to exclude those items disposed of by Seller, in the ordinary course of business subsequent to the date of the Schedule. Buyer shall purchase the Fixed Assets in their

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               current condition and repair; provided, however, if any of the
               Fixed Assets are not owned free and clear of all liens and other encumbrances, physically present at the Dealership, and in good working order as of the Closing Date, Buyer will not be obligated to purchased such Fixed Assets.

          (b) PARTS AND ACCESSORIES. All new, unused and undamaged Honda parts and accessories which are (i) listed for sale in the Honda dealer parts and accessories price schedules that are in effect for the Dealership on the Closing Date (hereinafter defined), (ii) in the original, resalable merchandising packaging, (iii) in unbroken lots, and (iv) in the Seller's inventory on the Closing Date (the "Parts").

          (c) NEW VEHICLES. All new unregistered 1997 and 1998 Honda vehicles (the "New Vehicles"), including demonstrators having no more than 2,000 miles on their odometer, which are owned and in the possession of Seller or owned by Seller and in transit on the Closing Date.

          (d) USED VEHICLES. All used vehicles (the "Used Vehicles"), including demonstrators have 2000 miles or more on their odometer, which are owned and in the possession of Seller on the Closing Date.

          (e) GOODWILL. The expectation of continued public patronage of Seller's former business, including the right of Buyer to represent itself as carrying on the Dealership in succession to the Seller ("Goodwill").

          (f) RECORDS. All books, records, and other information arising from or related to the operation of the Dealership (the "Records"), including (without limitation) all information contained in or derived from disks, tapes, manuals, source codes, charts and other data sources.

          (g) INTELLECTUAL PROPERTY. All business names, trade names, logos, trademarks, service marks, copyrighted materials, trade secrets, patents, patent applications and other proprietary rights, including (without limitation) those items which will be identified in Schedule 1(g), that are used in operating the Dealership (the "Intellectual Property"). Schedule 1(g) shall also set forth (i) those items of Intellectual Property that are not owned by the Seller, and (ii) any royalties or fees that are payable to another party by reason of Seller's use of any item of Intellectual Property.

          (h) CONTRACTS. Within ten (10) days after the date of this Agreement, Seller shall deliver to Buyer a list of all contracts, leases and agreements affecting or relating to the Dealership, together with copies thereof. Within fifteen (15) days after receipt of all of the copies, Buyer shall give Seller written notice as to which of the contracts, leases and agreements it will assume as of the

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               Closing Date, provided that Buyer shall not assume any
               liabilities, obligations or expenses under any assumed contracts, leases or agreements that accrued prior to Closing. All contracts, leases and agreements to be assumed by Buyer in accordance with this Agreement will be referred to as the "Contracts" and will be set forth on Schedule 1(h). Schedule 1(h) will also set forth the amount of any deposits or prepayments, if any, held on behalf of Seller with respect to the Contracts.

          (i) LICENSES. All dealer franchise agreements, licenses, permits, authorizations, and consents (except those which by law or by their terms are not transferable) necessary to carry on the operation of the Dealership ("Licenses").

          (j) TIRES, GAS AND OIL INVENTORIES, GENERAL SUPPLIES AND MISCELLANEOUS ASSETS. All tires, gas and oil inventories, grease inventory, license plate frames and inserts, office supplies, letterhead, postage, purchase order forms, parts invoices, repair order forms, counter tickets, file jackets, and other items of inventory, that are owned by Seller on the Closing Date ("Miscellaneous Assets"). Any vehicle sales of Seller not booked as of the Closing Date shall be processed to completion or cancellation by Buyer and Seller shall have no right to any payment therefor.

          (k) SUBLET REPAIRS. All sublet repairs owned by the Seller on the Closing Date (the "Sublet Repairs"). Seller shall furnish to Buyer at Closing a complete and accurate list of all Sublet Repairs.

          (l) WORK IN PROCESS. All work in process owned by the Seller on the Closing Date (the "Work in Process"). Seller shall furnish to Buyer at Closing a complete and accurate list of the Work in Process.

          (m) FINANCE RESERVES. All finance reserves owned by the Seller on the Closing Date (the "Finance Reserves"). Seller shall furnish to Buyer at Closing a complete and accurate list of the Finance Reserves.

     2. EXCLUDED ASSETS. Seller and Buyer mutually acknowledge and agree that the following assets shall be excluded from the Assets to be sold, transferred, conveyed, assigned and delivered to Buyer under the terms of this Agreement:

          (a) Seller's cause of action in SIERRA AUTO CARS, INC., ETAL V. AMERICAN HONDA MOTOR CO., INC., ETAL, Case No. SA CV 96-179 AHS
               (EEx), In the United States District Court, District of Maryland.

          (b) Any other assets that are not specifically described in paragraph 1 hereof.

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     3.   ASSUMED LIABILITIES.  Except as set forth in subparagraphs 3 (a), 3
(b), and 3 (c) (the "Assumed Liabilities"), Buyer is not assuming or undertaking to assume any liabilities, obligations or expenses of the Seller, whether arising out of the conduct or operation of the Dealership or otherwise, including (without limitation) any liability arising from a warranty or incentive audit, any liability related to vehicle titles, any environmental liability, any accounts payable, any obligations under any retirement, profit sharing or defined benefit plan, any taxes, any contractual claims or obligations, or any payroll obligations (including accrued vacation or sick leave), whether disclosed, unknown, contingent or fixed. All liabilities other than the Assumed Liabilities shall be and remain the obligations of the Seller.

          (a) FLOOR PLAN. Buyer shall either pay in full or, with the consent of the floor plan lender and the full, complete and final release by the floor plan lender of Seller therefrom, assume Seller's floor plan liability for the purchase price of the New Vehicles. Buyer also agrees to accept delivery of all new vehicles, on order at Closing, in accordance with prior practices, and either pay or floor plan the same. If Buyer pays the floor plan liability for the purchase price of the New Vehicles, Seller's floor plan lender shall release all security interests that secure the floor plan liability.

          (b) LICENSES. Buyer agrees to assume all liabilities relating to the Licenses assigned by Seller, except such liabilities that accrued prior to the Closing; and

          (c) CONTRACTS. Buyer agrees to assume all obligations and liabilities of Seller relating to the Contracts, except such obligations and liabilities that accrued prior to the Closing. Verified deposits and prepayments with respect to any Contracts shall be paid by Buyer to Seller in cash on the Closing Date.

          (d) FINANCE CHARGEBACKS. Buyer agrees to assume all finance chargebacks on retail installment contracts and leases sold by Seller to lenders prior to the Closing Date.

     4.   PURCHASE PRICE.   Subject to the terms and conditions of this
Agreement, in reliance on the representations, warranties and agreements of Seller and Shareholder contained herein, and in consideration of the sale, transfer, conveyance, assignment and delivery of the Assets, Buyer shall, in addition to the assumption of the Assumed Liabilities as provided in paragraph 3 hereof, pay or deliver to Seller at Closing the following (hereinafter collectively referred to as the "Purchase Price"):

          (a) CASH. Buyer shall pay $8,000,000, plus or minus the amount of any increase or reduction in the Purchase Price in accordance with paragraph 6 hereof, by cashiers check or other immediately available funds ("Cash");

          (b) PROMISSORY NOTE. Buyer shall execute and deliver a promissory note (the "Note") to Seller in the original principal amount of $3,194,000, bearing interest

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          at eight percent (8%) per annum, payable in (i) twelve (12) monthly installments of interest only, commencing thirty (30) days after the Closing Date, and (ii) twenty-four (24) equal monthly installments of principal and interest commencing thirteen (13) months after the Closing Date. The Note shall be in the form of Exhibit "B" hereto.

          (c) ISSUANCE OF RESTRICTED STOCK. Cross-Continent Auto Retailers, Inc. ("C-CAR") shall issue to Seller the number of shares of restricted common stock of C-CAR (the "Restricted Stock") that, when multiplied by the average closing price of C-CAR's common stock as quoted in THE WALL STREET JOURNAL for the last five (5) trading days immediately preceding the date the transactions contemplated by this Agreement are announced to the public by Buyer (the "Pricing Date"), will equal $290,000. C-CAR shall not issue any fractional shares and Buyer shall pay Seller cash in lieu of any fractional shares based on the average closing price of C-CAR's common stock as quoted in THE WALL STREET JOURNAL for the last five (5) trading days immediately preceding the Pricing Date. The Restricted Stock will be subject to Rule 144 promulgated under the Securities Act of 1933. The certificates representing any Restricted Shares that are issued to Seller shall bear a restrictive legend that the stock has not been registered under applicable federal and state securities laws. It is understood and agreed that C-CAR has not agreed to register any Restricted Shares that are to be issued or have been issued to the Seller.

     5. ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Assets in the manner which will be set forth in Schedule 5. All federal, state, and local tax returns filed after the Closing by either Buyer or Seller, including (without limitation) IRS Form 8594, will contain valuations which are consistent with the valuations set forth in Schedule 5.

     6. ADJUSTMENT TO THE PURCHASE PRICE. The Purchase Price shall be (a) increased by (i) the value of the Fixed Assets, Parts, New Vehicles, and Used Vehicles, as determined in accordance with subparagraph 17(c), and (ii) any refundable deposits or prepayments on Contracts assumed by Buyer in accordance with subparagraph 1(h), and (b) shall be reduced by the amount of any Assumed Liabilities.

     7. CLOSING. Subject to the terms and conditions set forth in this Agreement, the closing ("Closing") of the purchase and sale of the Assets shall take place at the offices of Seller, 1700 E. Sahara, Las Vegas, Nevada 89104, or at such other place as may be mutually agreed upon by Buyer and Seller, as soon as practicable following the date on which all conditions to the obligations of the parties hereunder (other than those requiring the taking of action at the Closing) have been satisfied or waived, but no later than June 1, 1998 (the "Closing Date"), unless extended by the mutual agreement of the Buyer and Seller.

     8. TRANSACTIONS AT CLOSING. The following transactions shall take place at Closing:

          (a) DELIVERIES BY SELLER AND SHAREHOLDER. The Seller and the Shareholder shall

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               deliver the following to the Buyer:

                (i) A Warranty Bill of Sale or Warranty Bills of Sale executed by Seller, in the form of Exhibit "C" hereto, to convey to Buyer the Fixed Assets, the Parts, the New Vehicles (including demonstrators treated as New Vehicles), the Used Vehicles (including demonstrators treated as Used Vehicles), and the tangible Miscellaneous Assets;

               (ii) An Assignment or Assignments executed by Seller, in the form of Exhibit "D" hereto, to convey to Buyer the Goodwill, the Intellectual Property, the Contracts, the Licenses, and the intangible Miscellaneous Assets;

              (iii) The Lease executed by the Shareholder;

               (iv) An agreement terminating the lease between Seller and
                    Shareholder;

                (v) a Phase I Environmental Site Audit on the Premises, paid for by the Seller, in form and substance satisfactory to Buyer;

               (vi) Copies of resolutions of the Board of Directors of the
                    Seller, duly certified by its Secretary, in form reasonably satisfactory to Buyer's counsel, authorizing the execution, delivery and performance of this Agreement and all other documents to which Seller is a party as contemplated hereby, and all action to be taken by Seller hereunder;

              (vii) A Seller's Certificate, in the form of Exhibit "E"
                    hereto, duly executed by Seller and Shareholder;

             (viii) The Records;

               (ix) An opinion of counsel to the Seller, in the form of Exhibit
                    "F" hereto;

                (x) The Investment Letter (hereinafter defined) and the
                    Registration Rights Agreement (hereinafter defined);

               (xi) a list of the Sublet Repairs;

              (xii) a list of the Work in Process;

             (xiii) Any instruments and other documents specifically
                    required by this Agreement that are not otherwise set forth in this subparagraph 8(a); and

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              (xiv) Any other instruments or documents deemed reasonably necessary by the Buyer in order to consummate the transactions contemplated hereby.

          (b) DELIVERIES BY BUYER. The Buyer shall deliver the following to the Seller:

                (i) The Cash portion of the Purchase Price, the Note and the
                    Restricted Stock;
               (ii) A guaranty of the Note, in the form of Exhibit "G" hereto;

              (iii) The Lease executed by the Buyer;

               (iv) A guaranty of the Lease, in the form of Exhibit "H" hereto:

                (v) Copies of resolutions of the Board of Directors of the
                    Buyer, duly certified by its Secretary, in form reasonably satisfactory to Seller's counsel, authorizing the execution, delivery and performance of this Agreement and all other documents to which Buyer is a party as contemplated hereby, and all action to be taken by Buyer hereunder;

               (vi) The Registration Rights Agreement;

              (vii) A Certificate of Good Standing issued by the Secretary of State of the State of Nevada;

             (viii) An opinion of counsel to the Buyer, in the form of
                    Exhibit "I" hereto; and

               (ix) Any instruments and other documents specifically required by this Agreement that are not otherwise set forth in this subparagraph 8(b).

          9. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDER. In order to induce the Buyer to enter into this Agreement:

          (a) REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents, warrants and covenants to the Buyer, effective as of the date of this Agreement and again at Closing, each of the following:

               (i) ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

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               (ii) POWER AND AUTHORITY.  Seller has all requisite right, power and authority to own, lease and operate its properties and Assets and to operate the Dealership as it is now being operated. The execution and delivery of this Agreement and the performance of all of Seller's obligations under this Agreement have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              (iii) NO CONFLICTS.  Other than with respect to compliance with the Hart-Scott-Rodino Anti-Trust Improvement Act of 1976 (the "Act") and the rights of Honda under its dealer sales and service agreement, neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions, or provisions of the Seller's Articles of Incorporation, Bylaws, or any contract, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party or by which it may be bound, or to which any of the Seller's properties or Assets may be subject, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or Assets of the Seller, or (ii) violate any judgment, ruling, order, writ, injunction, decree, constitution, statute, rule or regulation applicable to the Seller or any of its properties or Assets, which in the case of either subparagraph (i) or (ii) above would have a materially adverse effect on the operation of the Dealership by the Seller.

               (iv) FINANCIAL STATEMENTS.  The Seller has delivered to the Buyer copies of the following financial statements (collectively referred to herein as the "Financial Statements") of the
                    Seller:

                    (A)  Balance Sheet, as of August 31, 1997;

                    (B)  Income Statement, as of August 31, 1997; and

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                    (C)  Balance Sheets and Income Statements for the fiscal
                         years ended December 31, 1995 and December 31,
                         1996.

                    To the best of Seller's knowledge, the Financial Statements (including the notes thereto) are true and correct in all respects and have been compiled in accordance with standard dealer financial statement practices applied on a consistent basis throughout the periods indicated. Without limitation of the foregoing, the Balance Sheet described in subparagraph 9(a)(iv)(A) above presents fairly the financial position of the Seller as of the date indicated thereon, and the Income Statement described in subparagraph 9(a)(iv)(B) above presents fairly the results of operations of the Seller for the period indicated thereon.

                    Seller has also delivered to the Buyer copies of Seller's tax returns for 1994, 1995, and 1996.

               (v) TITLE AND RELATED MATTERS. The Seller is the lawful owner of and has good and marketable title to the Assets; except for the items of Intellectual Property that are shown on
                    Schedule 1(g) to be owned by another party, which Seller has the right to use. The right to operate the Dealership under Seller's dealer sales and service agreement with Honda and the Assets will, at the Closing, be free and clear of all liens and encumbrances, except for:

                    (A)  the Assumed Liabilities;

                    (B) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings with adequate reserves; and

                    (C) the rights of Honda under its dealer sales and service agreement with the Seller.

                    All Parts which Buyer is obligated to purchase in accordance herewith are in undamaged, returnable condition that:

                    (A) are still in the original, resalable merchandising package and in unbroken lots;

                    (B) at Closing will be listed for sale in the then current dealer parts and accessories price schedules for Honda, and will not be listed as "discontinued" or "replaced" parts and accessories;

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                           and

                    (C)  were purchased directly from Honda.

               (vi) LICENSES.  The Seller has made copies available to Buyer of, and will list on Schedule 9(a)(vi), all Licenses relating to the Dealership. To the best of Seller's knowledge, all of the Licenses are adequate for the operation of the Dealership and are valid and in full force and effect. All of the Licenses will be transferred to the Buyer at the Closing, unless such transfer is prohibited by law or by the terms of the item to be transferred.

              (vii) INTELLECTUAL PROPERTY.   The Seller owns all of the
                    Intellectual Property presently in use by the Dealership; except for the items of Intellectual Property that are shown on Schedule 1(g) to be owned by another party, which Seller has the right to use. Other than with respect to the royalties and fees listed in Schedule 1(g), no royalties or fees are payable by the Seller to any third party by reason of the use of any of the Intellectual Property to which Buyer shall acquire hereunder. To the best of Seller's knowledge, no additional intellectual property is needed to permit the Seller to operate the Dealership as now operated.

             (viii) CONTRACTS AND AGREEMENTS.   The Seller will deliver to
                    Buyer copies of all Contracts listed in Schedule 1(h) to which the Seller is a party or by which it or any of the Assets is bound. To the best of Seller's knowledge, all Contracts included in Schedule 1(h) are in full force and effect and binding upon the parties thereto, and none of the parties thereto is in breach of any of the provisions thereof.

               (ix) LITIGATION AND OTHER PROCEEDINGS.  Except as set forth in
                    Schedule 9(a)(ix), the Seller is not a party to any pending or, to the best of Seller's knowledge, threatened claim, action, suit, investigation or proceeding, nor is it subject to any order, judgment or decree.

                (x) EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFIT PLANS.  Schedule
                    9(a)(x) will contain (i) a complete and correct list of all pension, bonus, profit sharing, retirement, stock option, medical expense, dental expense, hospitalization, life insurance or other death benefit, severance, and other benefit plans, agreements, arrangements or programs providing benefits for Seller's employees, whether or not funded and whether or not reflected in any plan documents, including available vacation of Seller's employees, (ii) a list all of the current employees of the Seller and the independent contractors regularly performing services on behalf of the Seller, and (iii) a list of the

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                    compensation paid to the current employees of the Seller
                    and the independent contractors regularly performing services on behalf of the Seller, including any salary, bonus or other payment arrangement made with any of them. The Seller is not a party to or bound by any collective bargaining agreement, nor has the Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not, to Seller's knowledge, committed any unfair labor practice. The Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. To the best of Seller's knowledge, there have been no material defaults, breaches, omissions or other failings by the Seller or any fiduciary under any of these contracts or programs. Except as set forth in Schedule 9(a)(x), the Seller does not sponsor any employee benefit plan defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. Section 1002(3)).

               (xi) BROKERS AND FINDERS.  Other than Elysium Enterprises,
                    Inc. (the "Broker"), no broker or finder has any potential claim against Seller for a commission or fee arising out of the transactions contemplated herein.

              (xii) CONSENTS TO CONSUMMATION.  Except as will be disclosed in Schedule 9(a)(xii), no consent, approval or other action of any third party is required to be obtained by the Seller in connection with the transactions contemplated by this Agreement.

             (xiii) EQUIPMENT.  The Fixed Assets are in good repair and operating condition.

              (xiv) CONTINUATION OF BUSINESS.  The Seller knows of no
                    reason why the Dealership will not continue on in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, except to the extent that the Buyer causes the operation of the Dealership to change following the Closing. The Seller has no reason to believe that at any time in the foreseeable future the Dealership shall be materially or adversely affected by any event, including (without limitation) the loss of customers of the Dealership, except to the extent that the Buyer causes the operation of the Dealership to change following the Closing. The Seller will use its best efforts to cause the employees, agents, and independent contractors who have performed services for the Dealership in the past to continue to do so following the Closing, to the extent the

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                    Buyer so requests.

               (xv) COPIES COMPLETE.  The copies of all documents which have been delivered or otherwise been made available to the Buyer in connection with the transactions contemplated hereby are complete and accurate and are true and correct copies of the originals thereof, to the best of Seller's knowledge.

              (xvi) BORROWED MONIES.  The Seller is not in default in any respect under, and is not otherwise in violation or contravention of, any of the terms and provisions of any agreement for the repayment of borrowed monies. All notes and other documents and instruments evidencing or relating to indebtedness for borrowed monies by the Seller and which relate to any of the Assets will be identified in Schedule 9(a)(xvi).

             (xvii) COMPLIANCE WITH LAWS.  Other than as set forth in
                    Schedule 9(a)(ix), the Seller has no knowledge of (i) any governmental proceeding or investigation involving the Seller, nor has any reason to believe that any such proceeding or investigation is pending or threatened or that there exists any basis for any such proceeding or investigation, (ii) any facts which might reasonably be believed to be a basis for any other action, suit, proceeding, arbitration, claim, or counterclaim against the Seller, (iii) any violations of federal, state or local laws, ordinances, rules, codes, regulations or orders by the Seller, or (iv) any illegal kick backs, bribes, or political contributions made by the Seller.

            (xviii) NO CHANGES. Except as will be disclosed in Schedule
                    9(a)(xviii), the Seller has not since December 31, 1996, (i) operated the Dealership, except in the ordinary course of business, (ii) incurred any debts, liabilities or obligations, except in the ordinary course of business,
                    (iii) mortgaged, pledged or subjected to lien or other encumbrance any of the Assets, except in the ordinary course of business, or (iv) sold or transferred any of its tangible assets, except in the ordinary course of business.

              (xix) FULL DISCLOSURE.   No representation or warranty of the
                    Seller in this paragraph 9 (including any information in the Schedules attached or to be attached to this Agreement) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

               (xx) CONDITION OF BUILDINGS.  To the best of Seller's knowledge, the buildings on the Premises are in good working condition and repair.

              (xxi) NO DEFAULTS.  To the best of Seller's knowledge, Seller is not in material default under any of the Contracts.

             (xxii) SERVICES PERFORMED.  To the best of Seller's knowledge,
                    Seller has not received any payment from Honda for services to be performed by Seller on New Vehicles which services were not in fact performed by Seller prior to Closing.

          (b) REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER. The Shareholder represents, warrants, and covenants to the Buyer, effective as of the date of this Agreement and again at Closing, each of the following:

                (i) AUTHORITY. This Agreement constitutes the valid and binding obligation of the Shareholder relating to the agreements of the Shareholder contained in this Agreement, enforceable against him in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Shareholder has all requisite right, power and authority to execute and deliver this Agreement and to perform all of his obligations under this Agreement.

               (ii) CONSENTS TO CONSUMMATION.  Except as will be disclosed in
                    Schedule 9(a)(xii), no consent, approval or other action of any third party is required to be obtained by the Shareholder in connection with transactions contemplated by this Agreement.

              (iii) FULL DISCLOSURE.  No representation or warranty of the
                    Shareholder in this paragraph 9 (including any information in the Schedules attached or to be attached to this Agreement) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

          (c) REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDER. The Seller and the Shareholder jointly and severally represent, warrant, and covenant to the Buyer, effective as of the date of this Agreement and again at Closing, each of the following:

                (i) The Seller and the Shareholder have obtained all permits, licenses and other authorizations, which are required under applicable laws currently in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic materials or wastes or the manufacture of substances subject to the Toxic Substances Control Act (hereinafter collectively referred to as the "Environmental Laws").

               (ii) The Seller and the Shareholder are in compliance with all terms and conditions of such permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, order, decree, judgment or notice or demand letter from a governmental entity issued, entered, promulgated or approved thereunder as they apply to the Seller or the Shareholder.

              (iii) Neither the Seller nor the Shareholder has received any notification from any governmental authority or any other person nor does the Seller or the Shareholder have knowledge, that any of the current or former properties, assets or operations of the Seller or the Shareholder is in violation of any applicable Environmental Laws.

               (iv) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter from a governmental entity pending or threatened against the Seller or the Shareholder.

                (v) There are no past or present events, conditions,
                    circumstances, activities, practices, incidents, actions or plans, which will interfere with or prevent compliance or continued compliance with the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter from a governmental entity issued, entered, promulgated or approved thereunder, or which will give rise to any common law or other legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state or local laws in effect as of the date hereof, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation or investigation which would be materially adverse to the Seller or the Shareholder, based on or resulting from the operation of the Dealership by the Seller, including the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste. Without in any way limiting the foregoing, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable analogous state law) has occurred or is currently occurring in connection with the operation of the Dealership by the Seller and which would be materially adverse to the Seller or the Shareholder. No real property currently owned, leased or otherwise utilized by the Seller or the Shareholder contains any spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable analogous state law), as a result of which there would be a materially adverse effect on the Seller or the Shareholder.

     10. REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants to the Seller and the Shareholder effective as of the date of this Agreement and again at Closing, as follows:

          (a) ORGANIZATION AND STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires it to be so qualified.

          (b) AUTHORIZATION. The Buyer has all requisite right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of all of Buyer's obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          (c)  NO CONFLICT.   Other than with respect to the Act, neither the
               execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of the Buyer's Articles of Incorporation, Bylaws, or any contract, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party or by which it may be bound, or to which the Buyer's properties or assets may be subject, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer, or (ii) violate any judgment, ruling, order, writ, injunction, decree, constitution, statute, rule or regulation applicable to the Buyer or any of its properties or assets, which in the case of either subparagraph (i) or (ii) above would have a materially adverse effect on the Buyer or its financial condition.

          (d)  LITIGATION OR OTHER PROCEEDINGS.   Buyer is not a party to any
               pending or, to the best of its knowledge, any threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree, except for matters which in the aggregate, will not have, or cannot reasonably be expected to have, a materially adverse effect on the financial condition of the Buyer, and none that would affect the Buyer's ability to consummate the transactions and perform its obligations contemplated by this Agreement.

          (e) RESTRICTED STOCK. The Restricted Stock is authorized stock of C-CAR and when issued to the Seller will be valid and nonassessable.

     11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.   All representations and
warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period of three (3) years, and any claim or cause of action for indemnification for breaches of representations or warranties set forth in this Agreement or in any exhibit or document furnished hereto shall be made in respect of such matters within three (3) years after the Closing Date. Notwithstanding any investigation or audit conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein for the time period set forth above.

     12.  SELLER'S OBLIGATIONS PRIOR TO CLOSING.

          (a)  NOTICES AND CONSENTS.   The Seller will give any notices to third
               parties, and will use its best efforts to assist Buyer in obtaining any third party consents, that the Buyer may request in connection with consummating the transactions contemplated by this Agreement.

          (b)  CONDUCT OF BUSINESS BY THE SELLER PRIOR TO THE CLOSING DATE.
               From the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Seller shall conduct its operations according to their ordinary and usual course of business reasonably consistent with past and current practices in light of the Seller's current financial position and use its best efforts to maintain and preserve its business organization, properties and vendor and supplier relationships, and retain the services of its officers and employees and the Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Seller will
               (i) not hold any kind of liquidation or going out of business sale, (ii) not sell, transfer, mortgage, encumber or otherwise dispose of any of the Assets, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement, (iii) except for transactions in the ordinary course of the Seller's business, not enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than renewals of contracts and leases without adverse changes of terms, (iv) not agree to, or make any commitment to, take any of the actions prohibited by this subparagraph 12(b), (v) not change its past practices in the acquisition or sale of the used vehicle inventory of the Dealership; (vi) not change its past practices in the acquisition or sale of the new vehicle inventory of the Dealership; or (vii) not change its past practices in the acquisition or sale of Parts inventory of the Dealership.

          (c)  FULL ACCESS.   Seller will permit Buyer and representatives of
               the Buyer to have full access, at all reasonable times, and in a manner so as not to materially interfere with the normal business operations of the Seller, to the books, records, properties, assets and operations of the Seller. The Seller shall furnish to Buyer and representatives of Buyer such financial, operating and other data and information, and copies of documents with respect to the Seller as Buyer shall from time to time reasonably request. Such access and information shall not in any way affect or diminish any of the representations or warranties made by Seller in this Agreement.

          (d)  NOTICE OF ADVERSE CHANGES.   The Seller will give prompt written
               notice to the Buyer of any material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Dealership.

          (e)  STANDSTILL.   From the date of this Agreement to the earlier of
               the Closing Date or the termination of this Agreement, the Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, or initiate submission of any proposal or offer from any person or entity (including any of their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the Assets of the Seller, or any equity interest in the Seller, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

          (f)  RISK OF LOSS.   Seller shall have the risk of loss or damage by
               fire or other casualty to the Assets before Closing. In the event of a material loss or damage to the Assets prior to Closing, Buyer shall have the option to terminate this Agreement.

          (g) WASTE DISPOSAL. Seller agrees, at its sole cost, to properly dispose of all pollutants, contaminants, or hazardous or toxic materials or wastes accumulated by Seller prior to Closing and located on any of the properties of the Dealership.

          (h)  RETURN RESERVE.   Seller agrees to assign and transfer its parts
               and accessories return reserve to the Buyer, if assignable, and allow Buyer to participate in such return reserve accumulated prior to Closing.

          (i) AUDIT. Seller will allow an audit (the "Audit") to be conducted under generally accepted auditing standards of the books, records, and financial statements of the Seller for 1996 and 1997 and any additional years if required by applicable law, and shall allow Audited Financial Statements (hereinafter defined) to be prepared in accordance with generally accepted accounting principles, which shall include reserves for any deferred warranties, charge backs, inventory write-downs, repossessions, contracts in transit, and any other appropriate reserves. As used in this Agreement, "Audited Financial Statements" shall mean an audited (i) balance sheet dated December 31,1997 for the Seller, and (ii) income statement for the year ending December 31, 1997 for the Seller. The Audit will be conducted by Buyer's accountants, Price Waterhouse, LP. Seller agrees to cause the full cooperation of the officers, directors, employees, and independent accountants of the Seller in the Audit as requested by Buyer. The start date of the Audit will be no later than January 15, 1998. The Seller's accounting staff will assist in gathering information and providing schedules and analyses in order to have the Audit completed by January 31, 1998. In addition, as near as possible prior to the Closing Date, Price Waterhouse shall review the activities of the Seller for the period after December 31, 1997, and shall prepare a letter (the "Post 1997 Letter") setting forth any material adverse changes in the revenues, earnings, assets, liabilities, or financial condition of the Dealership.

          (j) FURTHER ASSURANCES. Seller shall from time to time, upon the request of Buyer, execute and deliver to Buyer such further instruments and take such further action as Buyer may reasonably request, in order to consummate the transactions contemplated by this Agreement as expeditiously as possible and to place Buyer in possession and control of the Assets and to enable Buyer to exercise and enjoy all rights and benefits with respect thereto.

          (k) INSURANCE. Until the Closing, Seller shall maintain the insurance it is carrying in connection with the operation of the Dealership and the Assets, including (without limitation) property damage insurance, general public liability insurance, and group health insurance. Schedule 12(k) will contain a complete list and description of all insurance carried by Seller. Seller shall cooperate with Buyer's insurance representative prior to the Closing. Seller shall obtain discontinued operations insurance in amounts and with a company that is reasonably satisfactory to Buyer and shall furnish Buyer with evidence of such insurance.

          (l)  UTILITY AND TELEPHONE SERVICE.   Seller agrees to sign over all
               utility and telephone services, including telephone numbers, to Buyer. Seller agrees to allow Buyer to assume all utility and telephone deposits, provided that Buyer shall pay to Seller the amount of any such assumed deposits. Seller agrees to use its best efforts to assure that there will be no breaks or discontinuances of any utility or telephone services upon Closing.



     13.  BUYER'S OBLIGATIONS PRIOR TO CLOSING.

          (a) DUE DILIGENCE. Buyer shall conduct all investigations, reviews and inspections of the business, operations, properties, assets, revenues, earnings, liabilities, and condition (financial or otherwise) of Seller which Buyer and Buyer's representatives deem necessary or desirable to make an informed and reasonable decision to complete the transactions contemplated by this Agreement. Buyer hereby expressly acknowledges and agrees that in purchasing the Assets from the Seller, it is relying solely upon the results of its own due diligence and is not relying upon any representations or warranties, express or implied, written or oral, of the Seller, Shareholder, or any of their respective employees, agents or representatives, except as expressly set forth in this Agreement.

          (b) FURTHER ASSURANCES. Buyer shall from time to time, upon the request of Seller, execute and deliver to Seller such further instruments and take such further action as Seller may reasonably request, in order to consummate the transactions contemplated by this Agreement as expeditiously as possible.

     14.  BUYER'S AND SELLER'S OBLIGATIONS PRIOR TO CLOSING.

          (a)  ASSISTANCE.   Both Buyer and Seller each agree to use their best
               efforts to create a workable, smooth and orderly transition between Seller's and Buyer's operation of the Dealership.

          (b)  HART-SCOTT-RODINO NOTIFICATION.   Promptly after the execution
               and delivery of this Agreement, the parties shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission ("FTC") or the United States Department of Justice ("Justice Department") under the Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning the Buyer, the Seller, the Shareholder and the Dealership as the parties need to perform their obligations hereunder. The Buyer agrees to pay all filing fees and costs due governmental agencies with regard to the notification under and compliance with the Act and all regulations promulgated thereunder.

          (c)  INVENTORIES.   Prior to Closing, Buyer and Seller shall conduct a
               physical inventory of the Used Vehicles, New Vehicles, Parts, and Fixed Assets owned by the Seller and shall determine the values thereof in the following manner:

               (i) Seller and Buyer shall agree to the value of the Used Vehicle inventory of the Dealership. If Buyer and Seller fail to agree on the value of any Used Vehicle, Seller shall retain it and remove it from the Dealership.

               (ii) Buyer and Seller shall calculate the value of the New
                    Vehicle inventory of the Dealership. The value of each new vehicle shall be the cash sum equal to the distributor's original invoice price (excluding any Seller internal profit) to the Dealership, less any factory hold back rebate, any other factory rebate or incentive which the Dealership may have received, or to which the Dealership is or may become entitled to receive, advertising credits and interest credits, plus performed PDI at Seller's cost (excluding any internal profit), options added at Seller's costs (excluding any internal profit), and any freight and handling charges. All demonstrators shall be valued for a cash sum equal to an amount as calculated above, less

                    $.25 per mile on the odometer for depreciation for demonstration service, provided that demonstrators having more than 2,000 miles on the odometer be treated as a Used Vehicle. The value of any New Vehicle shall be decreased by an amount equal to Seller's cost (excluding any internal profit) of repair for any physically damaged vehicle and by the cost of any accessories, equipment or parts that are missing.

             (iii) Seller and Buyer shall calculate the value of the Parts inventory, based on the cost of the parts and accessories set forth in the then-current dealer parts and accessories price schedule for Honda.

               (iv) Seller and Buyer shall agree to the value of the Fixed
                    Assets of the Dealership. If Buyer and Seller fail to agree on the value of any Fixed Asset, Seller shall retain it and remove it from the Dealership.

          (d) WARRANTY MAINTENANCE. Buyer and Seller acknowledge that Seller both provides and has imposed on it by operation of law limited warranties with respect to certain vehicles sold by it and certain services functions performed by it (the "Limited Warranties") in addition to any factory warranties provided by Honda, and agree that Buyer shall not assume any obligations under the Limited Warranties which pertain to vehicles sold and service functions performed by Seller prior to the Closing Date; provided, however, that Buyer agrees that it will cause the performance of any and all maintenance and repair work necessary to comply with the terms of the Limited Warranties and factory warranties (at Buyer's normal retail rates) following receipt of approval of the applicable warranty insurer. In the event such approval is not received, Buyer shall seek such approval from Seller. All costs, losses and expenses incurred by the Buyer in executing such maintenance and repair work, including (without limitation) parts and labor, shall be the responsibility of the warranty insurer or Seller. In the event Seller approves such work, Seller shall have fifteen (15) days after receipt of Buyer's invoice to pay such costs and expenses.

          (e) PURCHASE OF PARTS AND USED VEHICLES. In the event Buyer and Seller enter into a management agreement that provides for Buyer to manage the Dealership prior to the Closing Date (the "Management Agreement"), on the effective date of the Management Agreement Buyer shall purchase from Seller the Parts and the Used Vehicles for the values determined in accordance with subparagraph 14(c). Notwithstanding anything contained in this Agreement to the contrary, in the event this Agreement expires or terminates, Seller shall repurchase (for cash and free of all liens, claims and other encumbrances, and for the values of the Parts and Used Vehicles as determined in accordance with subparagraph 14(c)) any of the Used Vehicles or Parts purchased by Buyer that are still owned by Buyer.

     15.   CONDITIONS PRECEDENT TO OBLIGATION OF THE BUYER.   The obligation of
the Buyer to effect the transactions contemplated hereby shall be subject, at its option, to the fulfillment prior to the Closing Date of the following conditions, each of which can be waived by the Buyer:

          (a) REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. All representations and warranties made by the Seller and the Shareholder in or pursuant to this Agreement shall be true and correct on the date hereof and on the Closing Date with the same affect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date.

          (b)  COMPLIANCE WITH AGREEMENT.   The Seller and the Shareholder shall
               have fully performed and strictly complied with all of their covenants, agreements, conditions and obligations under this Agreement to be performed or complied with by Seller or Shareholder on or prior to the Closing Date.

          (c)  THIRD PARTY CONSENTS.   This Agreement and the transactions
               contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties, including lenders, lessors, and Honda, required to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Honda must approve Buyer, without conditions, as the dealer for Las Vegas Honda in Las Vegas, Nevada prior to Closing.

          (d)  ABSENCE OF LITIGATION.   No action, suit or proceeding before any
               court or any governmental body or authority pertaining to the transactions contemplated by this Agreement, or to their consummation, shall have been instituted or threatened on or before the Closing Date.

          (e)  AUDIT.   Price Waterhouse shall have timely performed the Audit,
               prepared the Audited Financial Statements, and delivered a copy of the Audited Financial Statements to Buyer.

          (f)  PHYSICAL INVENTORY.   Buyer and Seller shall have jointly
               conducted a physical inventory of the Fixed Assets, Parts, New Vehicles, and Used Vehicles, the results of which are satisfactory to Buyer.

          (g)  APPROVAL OF DOCUMENTATION.   The form and substance of all
               Schedules, certificates, instruments and other documents required to be delivered to the Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

          (h)  HART-SCOTT-RODINO ACT.   The applicable waiting period under the
               Act, and regulations promulgated thereunder, shall have expired.

          (i)  NO ADVERSE CHANGE.   Buyer shall have determined, to its
               satisfaction, that as of the Closing Date, there have been no material adverse changes in the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise), of Seller or the Dealership.

          (j)  DUE DILIGENCE.   Based on such examinations and inquiries as
               Buyer shall have made or shall have caused to be made, the business, operations, properties, assets, revenues, earnings, liabilities, and condition (financial or otherwise) of Seller and the Dealership shall be satisfactory to Buyer, in Buyer's sole judgment and discretion.

          (k)  ENVIRONMENTAL SITE AUDIT.   Buyer shall have received an
               environmental site audit on the Premises. If the environmental site audit discloses an environmental condition which could reasonably be expected to result in any liability, cost, or expense to the owner, occupier, or operator of the Premises arising under any Environmental Laws, then the Seller shall cure such environmental condition and obtain a "No Further Action" letter from the Environmental Protection Agency and any applicable state agency.

          (l)  ADDITIONAL INFORMATION.   Seller and Shareholder shall furnish to
               Buyer and Buyer's counsel such additional information, certificates, and other documents as Buyer shall have reasonably requested.

          (m) POST 1997 LETTER. Price Waterhouse shall have prepared the Post 1997 Letter and delivered it to Buyer.
          (n) PRICE WATERHOUSE CERTIFICATE. Seller and Shareholder shall have executed a certificate in such form as Price Waterhouse shall reasonably request.

          (o) INVESTMENT LETTER. Seller shall have executed an Investment Letter, in the form of Exhibit "J" hereto.

          (p) REGISTRATION RIGHTS AGREEMENT. Seller shall have executed a Registration Rights Agreement (the "Registration Rights Agreement"), in the form of Exhibit "K" hereto.

          (q) CLOSING. Upon closing of the transactions contemplated by this Agreement, the conditions precedent to Buyer's obligation to close shall be deemed to have been satisfied or waived, provided that Buyer shall not be deemed to have waived the Buyer's rights under paragraph 11 or 17 of this Agreement.

     16.  CONDITIONS PRECEDENT TO OBLIGATION OF THE SELLER.   The obligation of
the Seller to effect the transactions contemplated by this Agreement shall be subject, at its option, to the fulfillment prior to the Closing Date of the following conditions, each of which can be waived by the Seller:

          (a)  REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING.     All
               representations and warranties made by the Buyer in or pursuant to this Agreement shall be true and correct on the date hereof and on the Closing Date with the same affect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date.

          (b) COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing Date.

          (c) DELIVERY OF PURCHASE PRICE. The Seller shall have received the Purchase Price.

          (d)  APPROVAL OF DOCUMENTATION.   The form and substance of all
               certificates, instruments and other documents required to be delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.

          (e) REGISTRATION RIGHTS AGREEMENT. Buyer shall have executed the Registration Rights Agreement.

          (f)  ADDITIONAL INFORMATION.   Buyer shall furnish to Seller and
               Seller's counsel such additional information, certificates, and other documents as Seller shall have reasonably requested.
          (g) CLOSING. Upon closing of the transactions contemplated by this Agreement, the conditions precedent to Seller's obligation to close shall be deemed to have been satisfied or waived, provided that Seller shall not be deemed to have waived Seller's rights under paragraph 11 or 18 of this Agreement.

          (h) THIRD PARTY CONSENTS. This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties, including lenders, lessors, and Honda, required to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Honda must approve Buyer, without conditions, as the dealer for Las Vegas Honda in Las Vegas, Nevada prior to Closing.

     17.  SELLER'S AND SHAREHOLDER'S OBLIGATIONS AFTER CLOSING.

          (a) INDEMNITY BY SELLER AND SHAREHOLDER. Seller and Shareholder (jointly and severally) shall indemnify, defend and hold Buyer harmless from and against any and all liabilities, damages, losses, claims, costs and expenses, including (without limitation) reasonable attorneys' fees (i) arising out of or resulting from any breach of any warranty or representation made by Seller or Shareholder in this Agreement or the non-performance of any covenant or obligation of Seller or Shareholder under this Agreement, (ii) arising out of or resulting from Seller's operation of the Dealership prior to the Closing Date, and (iii) any condition, activity or event occurring prior to the Closing Date, including (without limitation) any condition, activity, or event that violates any Environmental Laws.

               Shareholder's liability under this indemnity shall be limited in an aggregate amount equal to (i) the final purchase price paid by Buyer to Seller, less (ii) any actual amounts recovered by Buyer from Seller. Buyer shall be obligated to exhaust all recourse and remedy under the law and in equity against Seller before any recourse may be had against Shareholder under this indemnity.

          (b) SELLER'S AND SHAREHOLDER'S NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Both the Seller and the Shareholder recognize and acknowledge that they have in the past, they currently have, and in the future may possibly have access to certain confidential information of the Dealership, including, but not limited to, lists of accounts, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Dealership (the "Confidential Information). The Seller and the Shareholder agree that they will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever, except to authorized representatives of the Buyer or Seller, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Seller or Shareholder, or the parties mutually agree to such disclosure. In the event of a breach or threatened breach by the Seller or Shareholder of the provisions of this subparagraph, the Buyer shall be entitled to an injunction restraining the Seller or Shareholder from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

          (c) HOLDBACKS AND INCENTIVES. All holdbacks and incentives applicable to vehicles accepted by Seller prior to the Closing Date or applicable to vehicles accepted by Buyer after the Closing Date, which are received by Seller after Closing, will be paid to the Buyer by Seller within ten (10) days after receipt of such holdback or incentive by Seller.

          (d) SHAREHOLDER'S AND SELLER'S COVENANT NOT TO SOLICIT EMPLOYEES OF BUYER. Neither the Shareholder nor the Seller will individually, collectively or in conjunction with others, directly or indirectly, for a term of three (3) years from the Closing Date (the "Restricted Period"), within the Las Vegas or Henderson, Nevada metropolitan areas (the "Restricted Area"), directly or indirectly solicit or hire any employee of the Buyer or encourage any such employee to leave such employment unless such employee has already terminated such employment with the Buyer or the Buyer and the Seller have mutually agreed in advance to the solicitation or employment. The Seller and the Shareholder also agree that in the event of breach of these covenants, the Buyer may protect its property rights by injunction or otherwise.

     18.  BUYER'S OBLIGATIONS AFTER CLOSING.

          (a) INDEMNITY BY BUYER. Buyer shall indemnify, defend and hold Seller harmless from and against any and all liabilities, damages, losses, claims, costs and expenses, including (without limitation) reasonable attorneys' fees (i) arising out of or resulting from any breach of warranty or representation made by Buyer in this Agreement or the non-performance of any covenant or obligation of Buyer under this Agreement, or (ii) arising out of or resulting from Buyer's operation of a Honda dealership at the Premises on or after the Closing Date.

          (b) BUYER'S NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Buyer recognizes and acknowledges that it has in the past, it currently has, and in the future may possibly have access to the Confidential Information. Prior to Closing and thereafter if the transactions contemplated by this Agreement do not close, the Buyer agrees that it will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever, except to affiliated entities and authorized representatives of the Buyer, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Buyer. In the event of a breach or threatened breach by the Buyer of the provisions of this subparagraph, the Seller shall be entitled to an injunction restraining the Buyer from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     19.  EMPLOYEES.

          (a) Seller will terminate Seller's employees as of the Closing Date. Buyer shall have no obligation to employ any of Seller's employees from and after the Closing Date, but may employ such persons on such terms and conditions as may be mutually agreeable with each employee and Buyer. At Buyer's

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

               request, Seller shall introduce Buyer to each of its employees. Within ten (10) days after the date of this Agreement, Seller shall deliver to Buyer a copy of all of its employee manuals, policies and procedures. Except as set forth on Schedule 9(a)(x), Seller has no employment agreement, service contract, collective bargaining agreement or other similar arrangement with any employees, agents or independent contractors which is not subject to termination without penalty upon not more than thirty (30) days prior written notice. Seller shall pay all of Seller's obligations to its employees arising prior to the Closing Date, including (without limitation) wages and related payroll expenses, vacation pay, sick pay, medical and dental benefits, if any, and any other benefits. If any of such liabilities and obligations remain unpaid after the Closing Date, Seller shall promptly pay them with their own funds and Buyer shall have no liability therefor.

          (b)  EMPLOYEE LIST.   To the extent not set forth in Schedule 9(a)(x),
               Seller agrees to provide, at least ten (10) days prior to Closing, a list of all employees of the Seller. Such list shall contain the employee's name, employment description, compensation or formula for computing such compensation, accrued vacation pay and tentative vacation plans.

     20.  BROKER'S COMMISSION.    Buyer and Seller agree to pay the Broker's
commission of $450,000 in the following proportions:

          (a)  Seller - $300,000

          (b)  Buyer - $150,000

     21.  TAXES.

          (a) TAX RETURNS AND AUDITS. Seller represents and warrants that it has paid all taxes, assessments and penalties due and payable by it in connection with the Assets and the operation of Dealership. Seller shall be responsible for any and all federal, state, county and local taxes for any period prior to the Closing Date, whether or not disputed. To the best of Seller's knowledge, there are no present disputes as to taxes of any nature payable in connection with the operation of the Dealership.

          (b) SALES AND TRANSFER TAXES. All sales and transfer taxes, if any, incurred in connection with the transfer of the Assets contemplated hereby shall be borne by the Buyer.

          (c) PROPERTY TAXES. All state and local real and personal property taxes, if any, applicable to the Assets or due pursuant to the Lease shall be prorated between Buyer and Seller as of the Closing Date.

          (d) TAX CLEARANCES. Seller shall provide Buyer with certificates of clearance or releases from any applicable governmental authority showing that all sales and employment taxes owed by Seller have been paid as of Closing.

     22. USE OF THE NAME "LAS VEGAS HONDA". The Seller and the Shareholder consent for all purposes to the Buyer's continued use of the "Las Vegas Honda" name ( the "Name"). Buyer shall not be obligated to use the Name. Neither Seller nor Shareholder shall be prohibited from using the Name if Buyer ceases using the Name within the Restricted Area. The parties acknowledge that the Dealership's television, radio and print advertisements aimed at the Restricted Area may also be broadcast or distributed outside the Restricted Area, and the Seller and the Shareholder agree such advertisements shall not be a violation of this Agreement; and

          (a) No separate consideration, over and above the Purchase Price, is owed by the Buyer to the Seller or the Shareholder for this consent to use the Name as provided herein.

          (b) As soon as practicable after the Closing, the Seller agrees to file any instruments or documents with the Nevada Secretary of State or the County Clerk of Clark County , Nevada that are necessary to allow Buyer to use the Name. The parties mutually agree to take other reasonable steps as from time to time may be appropriate to avoid confusion and mistake by third parties as to their respective corporate identities.

          (c) The Buyer's right to use the Name in the Restricted Area shall be binding on the Seller as well as the Shareholder and on all of their heirs, administrators, executors, assignees, licensees, transferees and successors in interest, and every such sale, assignment, license or transfer entered into by either the Seller or the Shareholder shall be expressly subject to the Buyer's continued right to use the Name in the Restricted Area as provided in this Agreement.

          (d) Any other provisions hereof to the contrary notwithstanding, Buyer's right to continued use of the Name shall absolutely terminate on the first to occur of (i) the termination of this Agreement, (ii) the mutual agreement of the Seller and the Buyer after Closing, or (iii) the Buyer's cessation of use thereof in the Restricted Area.

     23.  TERMINATION.   This Agreement may be terminated as follows:

          (a) MUTUAL CONSENT. This Agreement may be terminated by the written consent of the parties.

          (b) BY THE BUYER. This Agreement may be terminated by written notice of

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

               termination given by the Buyer to the Seller and Shareholder if (i) all of the conditions set forth in paragraph fifteen (15) are not satisfied or waived by Buyer prior to the Closing Date, or (ii) there shall occur any material default or failure on the part of the Seller or the Shareholder to perform any obligations of Seller or Shareholder set forth herein, and such default or failure has not been waived by Buyer.

          (c)  BY THE SELLER AND THE SHAREHOLDER.   This Agreement may be
               terminated by written notice of termination given by the Seller and the Shareholder to the Buyer if (i) all of the conditions set forth in paragraph sixteen (16) are not satisfied or waived by Seller and Shareholder, prior to the Closing Date, or (ii) there shall occur any material default or failure on the part of the Buyer to perform any of its obligations set forth herein, and such default or failure has not been waived by Seller and Shareholder.

     24.  GENERAL PROVISIONS

          (a)  ENTIRE AGREEMENT.   This Agreement contains and constitutes the
               entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. There are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by the Seller, the Shareholder and the Buyer.

          (b)  THIRD PARTY CONSENTS.   The Seller and the Buyer mutually agree
               to cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies as may be necessary to consummate the transactions contemplated by this Agreement.

          (c)  EXHIBITS.   Preliminary drafts of all Schedules (except Schedules
               1(h) and 5) and Exhibits C,D,E, and F shall be prepared by the Seller on or before January 15, 1998, and delivered to Buyer for Buyer's review. Preliminary drafts of Schedules 1(h) and 5 and Exhibits A, B, G, H and I shall be prepared by Buyer on or before January 15, 1998, and delivered to Seller for Seller's review. Final Schedules and Exhibits shall be prepared by the party that prepared the preliminary drafts and approved by all of the parties prior to Closing. When approved by the parties to this Agreement, the schedules and exhibits shall be made a part of this Agreement by reference.

               SCHEDULES:
               Schedule 1 (a) - Fixed Assets

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

               Schedule 1 (g)       - Intellectual Property
               Schedule 1 (h)       - Contracts
               Schedule 5           - Allocation of Purchase Price
               Schedule 9 (a)(vi)   - Licenses
               Schedule 9 (a)(ix)   - Litigation
               Schedule 9 (a)(x)    - Employment Contracts and Benefit Plans
               Schedule 9 (a)(xii)  - Consents to Consummation
               Schedule 9 (a)(xvi)  - Borrowed Monies
               Schedule 9 (a)(xvii) - No Changes
               Schedule 12(k)       - Insurance

               EXHIBITS:
               Exhibit "A" - The Lease
               Exhibit "B" - The Note
               Exhibit "C" - Warranty Bill of Sale
               Exhibit "D" - Assignment
               Exhibit "E" - Seller's Certificate
               Exhibit "F" - Seller's Counsel Opinion
               Exhibit "G" - Guaranty of the Note
               Exhibit "H" - Guaranty of the Lease
               Exhibit "I" - Buyer's Counsel Opinion
               Exhibit "J" - Investment Letter
               Exhibit "K" - Registration Rights Agreement

          (d) FURTHER ACTIONS. From time to time, as and when requested by any party hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          (e) PUBLICITY. The parties hereto agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the other parties (which consent shall not unreasonably be withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

          (f) AMENDMENT. This Agreement may not be amended, modified or terminated except by an instrument in writing signed by all the parties to this Agreement.

          (g) GOVERNING LAW. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Nevada.

          (h) CONSTRUCTION. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

          (i) INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

          (j) BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns. Buyer may assign its rights under this Agreement to an affiliated entity, and the Buyer and its assignee shall be fully obligated, responsible and liable for performance of the Buyer's obligations hereunder regardless of any such assignment. The Seller and the Shareholder may not assign any of their rights or delegate any of their obligations hereunder. Any assignment in violation hereof shall be void.

          (k) SURVIVAL OF OBLIGATIONS. To the extent necessary to carry out the terms and provisions of this Agreement, the obligations and rights arising from or related to this Agreement shall survive the Closing and shall not be merged into the various documents executed and delivered at Closing. Seller and Shareholder shall be jointly and severally liable for all of Seller's obligations under this Agreement.

          (l) ATTORNEYS' FEES. In the event any party institutes litigation to enforce or protect its rights under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees, out-of-pocket costs and disbursements relating to such litigation.

          (m)  NOTICES.   All notices and other communications hereunder shall
               be in writing, dated with the current date of such notice and signed by the party giving such notice. Notices shall be deemed to be duly received (i) on the date given or delivered personally or by telecopy or telex, or (ii) on the earlier of the date received or three business days after proven mailing, when mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    if to Buyer:

                    Sahara Imports, Inc.
                    1201 S. Taylor Street
                    Amarillo, Texas 79101
                    Attn: R. Wayne Moore

                    if to Seller:

                    Vinci, Inc.
                    1700 E. Sahara
                    Las Vegas, Nevada 89104
                    Attn: Ronald C. Vinci

                    if to Shareholder:

                    Ronald C. Vinci
                    578 Johnson Drive
                    Aspen, Colorado 81611

          (n) DEFINITION OF KNOWLEDGE. As used in this Agreement, the Seller's or the Shareholder's "knowledge" shall include the knowledge of the Shareholder and the employees and agents of the Seller. Each representation and warranty that is limited to the Seller's or the Shareholder's "knowledge" is made with the understanding that the Seller or the Shareholder has examined whatever sources of information as are in the possession or control of the Seller or the Shareholder in order to verify the truth and accuracy of such representation and warranty.

          (o) EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties to this Agreement shall be responsible for his or its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

          (p) TIME IS OF THE ESSENCE. Time shall be of the essence with respect to this Agreement and the consummation of the transactions contemplated hereby.

          (q)  WAIVER.   No waiver of any breach or default hereunder shall be
               considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of

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

               the same or similar nature.

          (r) MEDIATION. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before restoring to arbitration, litigation, or some other dispute resolution procedure.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:                                 SELLER

SAHARA IMPORTS, INC.,                  VINCI
a Nevada corporation                   a Nevada corporation


By:                                    By:
   --------------------------             ---------------------------
    Bill Gilliland, President              Ronald C. Vinci, President



                                       SHAREHOLDER:

                                       ------------------------------
                                        Ronald C. Vinci


                                       33